EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATAWATCH CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2011

Chelmsford, MA—July 28, 2011—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of report analytics software and services, today announced that revenue for its third quarter ended June 30, 2011 was $4.41 million, a 4% decrease from revenue of $4.59 million in the year ago third quarter.  License revenue for the third quarter this year was $2.40 million, a 2% decrease compared to $2.46 million from the comparable quarter a year ago. Revenue for the nine months ended June 30, 2011 was $13.05 million, a 3% decrease from revenue of $13.40 million in the first nine months last year.  License revenue for the nine months of this year was $7.06 million, a 2% decrease compared to $7.22 million in the first nine months of last year.  Net income for the third quarter of fiscal 2011 was $213,000, or $0.03 per diluted share, compared to net income of $222,000, or $0.04 per diluted share, for the year ago period.  The net loss for the nine months ended June 30, 2011 was $69,000, or ($0.01) per diluted share as compared to net loss of $75,000, or ($0.01) per diluted share in the first nine months of last year.   Excluding the effects of the $641,000 restructuring charge in the second quarter of fiscal 2011, the Company’s non–GAAP net income for the nine months ended June 30, 2011 was $572,000, or $0.09 per diluted share.

Michael A. Morrison, President and Chief Executive Officer of Datawatch, said, “As we finish the first full quarter since we began our transition, we believe we are in a much improved position to generate growth in the quarters and years ahead.  We made several changes to our operations throughout the quarter that provide a solid foundation for future growth.  We continued to strengthen our sales and marketing organizations with additional hires of experienced industry professionals, increased our investment in marketing and lead generation programs, and aligned our operations around our new report analytics strategy.  By shifting our sales and marketing investments from management and back office to customer-facing roles and initiatives, we have been able to significantly increase the focus on selling activities without an overall increase in our sales and marketing costs.  As we exited the quarter, we began to see these investments and activities yield results in the form of stronger pipelines and improved execution around strategic enterprise opportunities that are in line with our overall growth strategy.  We see more proof every day that the Monarch Report Analytics platform offers a compelling value proposition for the market, and we intend to capitalize on that opportunity with a focused effort and strategy.”

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He added, "After the quarter ended, we introduced Monarch 11, which was re-architected to appeal to a broader segment of business users and strengthens our overall product portfolio.  Monarch 11 delivers enhancements in three key areas: user experience, data modeling and scalability.  These enhancements will make it easier and faster for organizations to map existing standard transaction system reports, text files, PDFs, HTML files and other semi-structured business documents into dynamic, flexible, self-service reporting and analytic applications.  With the Monarch Report Analytics platform, including Monarch 11, enterprises will be able to implement a complete business analytics solution which includes the valuable information contained in the vast amount of reports and business documents which exist throughout organizations today.”

Third Quarter Business Highlights

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HSBC, one of the largest banking and financial services organizations in the world, extended its use of Datawatch’s Monarch report analytics solution with two separate large purchases in its Americas operations.  HSBC employs Monarch for forensic reporting against multiple source reports and report formats.

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Citibank Egypt, which caters to more than 100,000 retail customers through eight branches in Cairo, extended its use of Datawatch solutions by choosing Monarch Enterprise Server, a component of the Monarch Report Analytics platform, to consolidate multiple report file formats in a secure repository and deliver various report views to business users in a self-service web environment.

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NorthEast Treatment Centers, one of the largest and oldest behavioral health and social services agencies, chose the Monarch Report Analytics platform to meet its operational reporting needs as an alternative to a traditional data warehouse and business intelligence approach.  NorthEast Treatment Centers expects to realize significant cost and time savings with the Datawatch solution.

•
Datawatch announced the release of Datawatch Report Manager on Demand (RMOD), the latest version of the company’s report management, archive, analytics and distribution solution, providing enhanced integration with Microsoft SharePoint.

Third Quarter Financial Highlights

•	Cash and short-term investments grew to $8.26 million at 6/30/11, up 17% from $7.05 million at 09/30/10.

•	Gross margin for the third quarter of 2011 was 73.2%, the same as the second quarter of 2011.

•	Days sales outstanding were 59 days at 6/30/11, compared to 53 days at 3/31/11 and 64 days at 6/30/10.

Murray Fish, Chief Financial Officer of Datawatch, commented, “We are pleased to report that our cash balance exceeded $8 million for the first time since 1999 – proof indeed that we are managing prudently during this transition.  This enhanced financial position enables us to target our investments in the most immediate revenue producing areas and positions us to execute effectively on our strategy.”

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Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and Webcast to discuss the third quarter results this afternoon, Thursday, July 28, 2011 at 4:30 pm ET.  To access the call, please dial 1-877-407-0782.  Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=165125.  It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH) empowers organizations to transform the massive amounts of valuable information that is trapped in static reports, PDF files, HTML and other content-rich, but difficult-to-use data sources, into a dynamic information analytics system that accelerates and improves decision-making throughout their operations. Datawatch’s technology allows its more than 40,000 customers worldwide to leverage the investments they have made in reports from ERP, CRM and other custom applications into high performance analytic information at a fraction of the cost and time of traditional approaches. Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Munich, Sydney and Manila, with partners and customers in more than 100 countries worldwide. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry; Datawatch's dependence on its principal products; proprietary software technology and software license agreements; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions; Datawatch’s dependence on its ability to hire and retain skilled personnel; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2010 and Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:

Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contacts:

Murray Fish, CFO
Datawatch Corporation
murray_fish@datawatch.com
Phone: (978) 441-2200 ext. 8208
Fax: (978) 453-4443

Kelley Lynn Kassa
Datawatch Corporation
kelley_kassa@datawatch.com
Phone: (978) 441-2200 ext. 8240
Twitter: @datawatch

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

REVENUE:
Software licenses	$2,400	$2,458	$7,062	$7,218
Maintenance and services	2,013	2,135	5,985	6,181
Total revenue	4,413	4,593	13,047	13,399

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	530	597	1,661	1,818
Cost of maintenance and services	655	731	1,941	2,238
Sales and marketing	1,513	1,370	4,219	4,505
Engineering and product development	600	627	1,883	2,045
General and administrative	921	981	3,436	2,787
Total costs and expenses	4,219	4,306	13,140	13,393

INCOME (LOSS) FROM OPERATIONS	194	287	(93)	6
Other income (expense)	1	(58)	58	(59)

INCOME (LOSS) BEFORE INCOME TAXES	195	229	(35)	(53)
Income tax provision (credit)	(18)	7	34	22

NET INCOME (LOSS)	$213	$222	$(69)	$(75)

Net income (loss) per share - Basic	$0.04	$0.04	$(0.01)	$(0.01)

Net income (loss) per share - Diluted	$0.03	$0.04	$(0.01)	$(0.01)

Weighted Average Shares Outstanding - Basic	6,077	5,943	5,999	5,933

Weighted Average Shares Outstanding - Diluted	6,278	6,074	5,999	5,933

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Income Excluding the Effects of Restructuring Charge of $641,000 included in General and Administrative expense:

Net Loss			$(69)
Add-back Restructuring Severance Charges			641

Net income (non-GAAP)			$572

Net income per share - Basic			$0.10

Net income per share - Diluted			$0.09

Weighted Average Shares Outstanding - Basic			5,999

Weighted Average Shares Outstanding - Diluted			6,199

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	June 30,	September 30,
	2011	2010

Cash and cash equivalents	$8,262	$7,053
Accounts receivable, net	2,683	2,228
Prepaid expenses and other current assets	534	411
Total current assets	11,479	9,692

Property and equipment, net	253	340
Intangible and other assets, net	996	1,455

	$12,728	$11,487

Accounts payable and accrued expenses	$2,444	$2,079
Deferred revenue - current portion	3,851	3,427
Total current liabilities	6,295	5,506

Total long-term liabilities	344	302

Total shareholders' equity	6,089	5,679

	$12,728	$11,487

© 2011 Datawatch Corporation. Datawatch, Monarch and their respective logos are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.